acQyr eXchange

acQyr eXchange is bringing the profit-generating success of personalized offers and rewards from the retail market to the very large and rapidly expanding mobile/video gaming industry.


Introducing acQyr eXchange™

Invest

$99 minimum investment

Deadline April 1, 2022
in a month

Share Price
$0.10

Total Raised
$26,455

Valuation
$9,144,115

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

acQyr eXchange (QX) is a cloud-based platform for issuing, tracking, exchanging, and redeeming loyalty rewards across multiple rewards programs in any market. Our first entry is in the mobile and video gaming industry to help game publishers increase retention and grow revenue through personalized offers and loyalty rewards.

DEAL HIGHLIGHTS

acQyr eXchange is well positioned to deliver and rapidly expand our Offering in the mobile/video gaming industry:

- Over $8 million invested to develop IP, platform, and go-to-market strategy, including extensive pilots and testing in the retail market with MasterCard.
- Netcapital Investors currently supporting initial rollout through **$180,000** invested in first Reg CF Offering.
- Version 1.0 deployed; currently onboarding QX partner games/gamers; 15+ game publishers/developers exploring QX partnership.
- Currently enhancing and deploying our personalized offers and rewards AI technology, thereby allowing game publishers and developers to reduce CAC and increase LTV.
- Ported our IP and platform to Amazon AWS to allow for national and international scaling and expansion.

PROBLEM

High cost of gamer acquisition for in-game monetization

High cost of gamer acquisition for in-game monetization



Install
1.75
3.6
1.22
Register
3.52
7.55
2.17
In-app purchase
86.61
77.45
86.72
Purchase
75.22
87.31
51.49
Subscribe
36.39
33.12
45.86
0
10
20
30
40
50
60
70
80
90
100
Average user acquisition cost in U.S. dollars
Android
iOS
Total

The mobile and video gaming industry is currently experiencing double digit annual growth. There's over 2.7 billion gamers worldwide and three out of four people in the United States are fueling this rapid growth.

While great for the industry, Customer Acquisition Costs (CAC) are growing and the Life-Time Value (LTV) of gamers for each game is diminishing. Social media, app stores, gaming platforms, and other marketing methods are proving to be less effective and more costly across the industry.

> **"With the QX platform we expect increased revenues, retention and lower acquisition costs as users play, pick, explore, predict, run, race, shoot, and, yes, infect Howie Mandel in Howie Go Viral, over and over again while earning real cash."**
>
> *Trevor Doerksen, President & CEO, ePlay Digital*

SOLUTION

QX mobile app


Dashboard
my rewards
my rewards: $212.50
acQyr Cash
$18.00
Battlefield II
$5.25
Bow Hunter
$19.00
Red Crimes
$40.25
Suduko Plus
$12.60
Bow Hunter
$19.00
Red Crimes
$40.25
exchange
link games

QX is a public exchange to track and manage the rewards (loyalty rewards, earned prizes, etc.) gamers acquire online and redeem them into money. Our initial market is mobile and online gaming. Gamers can manage, exchange, and redeem their gaming digital assets from multiple games on the exchange with our QX mobile app.

acQyr eXchange delivers a well-proven method of issuing targeted offers and rewards to attract new customers and retain existing ones, thereby lowering CAC increasing LTV. This strategy has been a staple in the retail industry for nearly 70 years, where loyalty programs have been proven to increase sales and profits, reduce churn, and lower the cost of acquiring new customers.

BUSINESS MODEL

person playing mobile game


Level 8
Lives 2
back

We plan to generate our revenues from four primary sources:

1. Small transaction fees (similar to currency exchange fees) for exchanging and redeeming in-game and issued rewards
2. Premium membership fees
3. QX Issuer fees for issuing, tracking, and redeeming targeted offers
4. Premium service revenue-sharing with other fintech and value-added delivery companies that bring enhanced services to our premium members.

> **"The global gaming market was valued at USD 162.32 billion in 2020 and is expected to reach a value of USD 295.63 billion by 2026, registering a CAGR of 10.5% over the forecast period (2021 – 2026)."**
>
> *Mordor Intelligence*

MARKET

2020 Global Games Market



2020 Global Games Market
Per Device & Segment With Year-on-Year Growth Rates
newzoo
MOBILE
$77.2Bn
+13.3% YoY
TABLET GAMES
$13.7Bn
+2.7% YoY
(SMART)PHONE GAMES
$63.6Bn
+15.8% YoY
PC
$36.9Bn
+4.8% YoY
BROWSER PC GAMES
$3.0Bn
-13.4% YoY
BOXED/ DOWNLOADED PC GAMES
$33.9Bn
+6.7% YoY
CONSOLE
$45.2Bn
+6.8% YoY
48%
40%
9%
2%
21%
23%
28%
28%
2020 TOTAL
$159.3Bn
+9.3% YoY
$77.2Bn
Mobile game revenues in 2020 will account for 48% of the global market
Source: ©Newzoo | 2020 Global Games Market Report | April Update
newzoo.com/globalgamesreport

In 2020, the mobile and video gaming industry generated $160B in worldwide revenues and has an expected CAGR of 10.5% over the next 5 years according to Newzoo. There are over 2.7 billion gamers worldwide, with three out of four people in the US playing games (245 million). The market is expected to continue to outpace other entertainment industries.

PROGRESS AND TRACTION

- Dec 2018 - Solution, IP, and pilots completed for retail market, in partnership with MasterCard
- Apr 2019 - acQyr eXchange is announced - business strategy for bringing solution to multiple markets
- Mar 2020 - Mobile & video gaming market selected for initial launch
- Jun 2020 - Upgrades to IP for gaming industry are initiated on Amazon Web Services
- Dec 2020 - Version 1.0 of QX released to demo capability to game publishers and developers
- Mar 2021 - Strategic agreement signed with KiwiTech to enhance QX IP for Phase 2 and 3 capabilities
- Jul 2021 - First game publisher agreement signed with ePlay Digital
- Sept 2021 - Reg CF funding of $180,000+ completed on Netcapital platform to support launch of Version 1.0
- Oct 2021 - Decision to raise additional Reg CF funds using Netcapital platform for accelerated growth
- Nov 2021 - Plan to onboard ePlay Digital and 2 additional game partner games; another 15 game publishers and developers considering becoming a QX partner
- Dec 2021 - Two additional partners (Crimson Company and Studio 85) agree to join ePlay Digital as a QX partner; several more game publishers and developers considering becoming a QX partner
- Dec 2021 - Deployed version 2.0 game partner portal and admin portal to production environment; onboarded first QX partners via the game partner portal
- Jan 2022 – Anticipate our first exchange and redemption transactions to be processed with our first QX partners
- Mar 2022 – Planning to release version 2.0 QX app for much enhanced targeted offers and rewards for gamers
- May 2022 - Anticipate version 3.0 of QX to be released to provide multiple redemption options and drive gamer growth
- Jul 2022 - We plan to initiate international expansion to bring QX to 2.7 billion+ gamers worldwide

PRESS

1. Acqyr Exchange unveils cash rewards for gamers | VentureBeat
2. Acqyr Exchange offers cash rewards for gamers (hitechglitz.com)
3. "ePlay and acQyr eXchange Announce Partnership for Monetization of Sports and eSports apps"
4. "KiwiTech Announces Strategic Partnership with Gaming Rewards Redemption Platform acQyr eXchange"
5. Investor Perspectives: Why I Invested in acQyr eXchange - Investor Connect
6. Retail Loyalty Programs and their Benefits - A Blue Print for the Gaming Industry with Jim Mulford - YouTube

TEAM



Jim Mulford

President and CEO

Jim Mulford has over 40 years of experience in the delivery, management, and leadership of professional services. He was co-founder of a large, successful systems integrator, SSDS, Inc., and a technology-enabled recruitment solutions company, Knowledge Workers, Inc., and participated in the successful sale of both companies. He has held executive and operational management positions with the USAF, Verizon, and SSDS. He received a BS in Computer Science from the USAF Academy, and a MS in Information Systems from UCLA.



Mike Flanagan

Vice President of Technology and COO

Mike Flanagan has over 40 years of work experience, including project management and technical analysis, design, architecture, and implementation experience for large companies and the United States Air Force. He was a co-founder of International Software Corporation and served as Vice President for System Architecture and Development. He has served as a senior consultant for large, complex design and implementation projects. Mr. Flanagan earned his BS degree from the USAF Academy, his MS degree from UCLA, and MBA from Regis University.



Bill Wilson

Chief Marketing Officer

Bill Wilson has over 40 years of marketing strategy and communications experience as a corporate executive and independent consultant to clients ranging from startups to Fortune 100 companies. He is a SaaS startup marketing expert and former CMO of an Inc. 5000 fastest growing company (#1266). He received a BS In Journalism from Northern Illinois University and an MS in Communications from the Illinois Institute of Technology.

USE OF PROCEEDS

If the offering's maximum amount of $350,349 is raised:

Use	Value	% of Proceeds
Outsourced Development Team	$82,682	23.6%
Phase 2-3 Tech Deployment	$29,079	8.3%
Game Publisher Acquisition	$36,436	10.4%
Gamer Acquisition	$18,218	5.2%
Customer Service	$46,246	13.2%
Tech Team Staffing	$25,225	7.2%
Marketing-Sales Team Staffing	$32,933	9.4%
Operations Team Staffing	$39,239	11.2%
General & Administrative	$23,124	6.6%
Intermediary fees	$17,167	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Targeted Shopping Solutions, Inc., doing business as acQyr eXchange. This offering must raise at least $10,000 by April 1, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. acQyr eXchange may issue additional securities to raise up to $350,349, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

94,944,641 shares
× $0.10 per share

$9,494,464 implied valuation

PITCH DECK


Introducing acQyr eXchange™
Lots of games. Lots of rewards. One eXchange.

acQyr eXchange

FINANCIALS

acQyr eXchange's official name is Targeted Shopping Solutions, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on November 17, 2021

Form C/A on January 5, 2022

Form C/A on January 13, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Feb 2, 2022	Thank you for your continued support to...
Jan 26, 2022	Join me tomorrow, January 27th, at 11AM EST, as...
Jan 21, 2022	Play-to-earn monetization, an emerging GameFi...
Jan 13, 2022	The acQyr eXchange (QX) progress and traction...
Jan 13, 2022	Filed Form C/A
Jan 5, 2022	Filed Form C/A
Dec 29, 2021	Studio 85 joins other game publishers and...
Dec 8, 2021	Our newest QX partner, Crimson Company, today...
Dec 1, 2021	acQyr eXchange™ (QX) announced today the...
Nov 23, 2021	acQyr eXchange and Crimson Company Announce...
Nov 18, 2021	We are excited to be back on the Netcapital...
Nov 17, 2021	Primary offering of 3,503,490 shares at $0.10
Nov 17, 2021	Filed Form C
Sep 11, 2021	Primary offering finalized, selling 1,806,512 shares
Sep 8, 2021	We are very pleased to see that Apple is...
Sep 7, 2021	This Offering will be closed at end of day on...
Jul 22, 2021	ePlay and acQyr eXchange Announce Partnership...
Jul 16, 2021	KiwiTech will be hosting some leading early...
Jun 18, 2021	We are excited to present and be hosted at...
Jun 14, 2021	Jim Mulford, the CEO of acQyr eXchange (QX),...
Jun 8, 2021	Would love to have you join us at today's...
Jun 4, 2021	Yesterday, acQyr eXchange and KiwiTech, a...
Jun 2, 2021	acQyr eXchange will be one the featured...
May 24, 2021	We are pleased to announce that during the...
May 20, 2021	Thank you to the many interested investors who...
May 13, 2021	Tune in for a live discussion with the CEO of...

Apr 26, 2021 • Primary offering of 10,700,000 shares at $0.10

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post